Exhibit 99.1

CVRx Reports Preliminary First Quarter 2025 Financial Results

First quarter revenue expected to be approximately $12.3 million, representing growth of approximately 15% over first quarter 2024

MINNEAPOLIS, April 7, 2025 (GLOBE NEWSWIRE) -- CVRx, Inc. (NASDAQ: CVRX) ("CVRx"), a commercial-stage medical device company, today announced certain preliminary unaudited first quarter 2025 revenue results.

"While we continue to make significant progress in driving adoption of Barostim, first quarter revenue fell short of our expectations,” said Kevin Hykes, President and Chief Executive Officer of CVRx. “A core element of the commercial strategy initiated last year has been to build a world-class sales organization. As part of this effort, we brought in a number of new high-quality sales representatives in the back half of 2024 and the first quarter of 2025. We are thrilled with the level of talent we have attracted to strengthen our team, but many of these newer sales representatives are still in the early stages of territory development. In addition, the first quarter of 2025 was impacted by seasonal softness, as patients and customers schedule procedures around insurance coverage and deductibles. We did not fully anticipate this impact because past first quarter events, including COVID spikes, material clinical data releases, and management changes, likely obscured the magnitude of first-quarter seasonality.”

“Despite the disappointing revenue performance in the quarter, we remain confident in our ability to drive growth in Barostim adoption. We continue to believe that our strategic focus on driving deep penetration within high-potential accounts will unlock higher future growth. We look forward to providing further information on the earnings call with the release of our full first quarter results in early May.”

First Quarter 2025

Total revenue for the first quarter of 2025 is expected to be approximately $12.3 million, representing an increase of approximately 15% over first quarter 2024 revenue of $10.8 million. Total revenue generated in the first quarter of 2024 is expected to be comprised of approximately $11.2 million in U.S. revenue and $1.1 million in European revenue.

As of March 31, 2025, the Company had a total of 227 active implanting centers in the U.S., as compared to 223 as of December 31, 2024. The number of sales territories in the U.S. decreased by 3 to a total of 45 during the three months ended March 31, 2025.

As of March 31, 2025, cash and cash equivalents were $102.7 million.

During the three months ended March 31, 2025, the Company issued 543,462 shares of common stock for gross proceeds of $9.5 million under its at-the-market offering.

First Quarter 2025 Earnings Release Webcast and Conference Call Information

The Company plans to release first quarter 2025 financial and operating results after market close on Thursday, May 8, 2025. The Company will host a conference call to review its results at 4:30 p.m. Eastern Time the same day.

A live webcast of the investor conference call will be available online at the investor relations page of the Company’s website at ir.cvrx.com. To listen to the conference call on your telephone, please dial 1-800-445-7795 for U.S. callers, or 1-785-424-1699 for international callers, approximately ten minutes prior to the start time. Please reference the following conference ID to access the call: CVRXQ125.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure. Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has also received the CE Mark for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including statements regarding our future financial performance (including our expected first quarter 2025 results), our anticipated growth strategies, anticipated trends in our industry, our business prospects and our opportunities. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “outlook,” “guidance,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words.

The forward-looking statements in this press release are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition, and results of operations. These forward-looking statements speak only as of the date of this press release and are subject to a number of known and unknown risks, uncertainties and assumptions, including, but not limited to, our history of significant losses, which we expect to continue; our limited history operating as a commercial company and our dependence on a single product, Barostim; our limited commercial sales experience marketing and selling Barostim; our ability to continue demonstrating to physicians and patients the merits of our Barostim; any failure by third-party payors to provide adequate coverage and reimbursement for the use of Barostim; our competitors’ success in developing and marketing products that are safer, more effective, less costly, easier to use or otherwise more attractive than Barostim; any failure to receive access to hospitals; our dependence upon third-party manufacturers and suppliers, and in some cases a limited number of suppliers; a pandemic, epidemic or outbreak of an infectious disease in the U.S. or worldwide; product liability claims; future lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming and ultimately unsuccessful; any failure to retain our key executives or recruit and hire new employees; impacts on adoption and regulatory approvals resulting from additional long-term clinical data about our product; and other important factors that could cause actual results, performance or achievements to differ materially from those that are found in “Part I, Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2024, as such factors may be updated from time to time in our other filings with the Securities and Exchange Commission. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Preliminary First Quarter 2025 Results

This press release includes estimated financial results for the first quarter of 2025, which are preliminary, unaudited and represent the most recent current information available to Company management. The Company’s actual results may differ from these estimated financial results, including due to the completion of its financial closing procedures and final adjustments. The Company expects to issue full financial results and provide information about its outlook for fiscal year 2025 in early May.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

651-338-6204

emeyers@cvrx.com